EXHIBIT 10.1

Extension Amendment to Binding Letter of Intent

This Extension Amendment (this "Amendment") to the Binding Letter of Intent dated February 22, 2026 (the "LOI"), is entered into as of March 22, 2026, by and between Totaligent, Inc., a Delaware corporation with its principal place of business at 3651 FAU Boulevard, Suite 400, Boca Raton, Florida 33431 (the "Company"), and GloMed Solutions Limited Liability Company ("GloMed").

Recitals

WHEREAS, the Company and GloMed entered into the LOI on February 22, 2026, pursuant to which the parties agreed to the principal terms of a proposed transaction, including the formation of a joint venture and the grant of a call option to acquire GloMed, along with related assets, intellectual property, and business operations;

WHEREAS, the LOI provides that the parties intend to negotiate and execute definitive agreements (including, but not limited to, joint venture agreements, asset contribution agreements, intellectual property assignment agreements, and related transaction documents) within a specified period following execution of the LOI;

WHEREAS, the parties have been unable to complete the negotiations for the definitive agreements by the targeted date due to ongoing due diligence and other preparatory matters;

WHEREAS, the parties desire to extend the target date for the execution of the definitive agreements and the closing of the transaction to April 22, 2026, to allow additional time for completion of negotiations;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the LOI, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

Extension of Target Dates. The LOI is hereby amended to extend the target date for the negotiation and execution of the definitive agreements, and the target closing date of the transaction, to April 22, 2026. All references in the LOI to the target closing date or related timelines shall be deemed amended accordingly.

Exclusivity Period. The binding exclusivity period set forth in the LOI shall remain in effect through April 22, 2026, or such earlier date as provided in the LOI, and shall not be affected by this Amendment unless otherwise agreed in writing by the parties.

No Other Changes. Except as expressly amended herein, all terms and conditions of the LOI shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the LOI, the terms of this Amendment shall prevail.

Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic mail or other electronic means shall be effective as delivery of a manually executed counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TOTALIGENT, INC.

By: /s/ Edward C DeFeudis

Name: Edward C. DeFeudis

Title: CEO

GLOMED SOLUTIONS LIMITED LIABILITY COMPANY

By: /s/ D E Heath

Name: Don Heath

Title: Owner and CEO

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